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                                                                    EXHIBIT 99.I

                              OPINION OF COUNSEL

    July 20, 2001


    SunAmerica Income Funds
    The SunAmerica Center
    733 Third Avenue
    New York, NY  10017-3204

    Ladies and Gentlemen:

             This opinion is being furnished in connection with the filing by SunAmerica Income Funds (the "Trust"), a Massachusetts business trust, of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (the "Amendment") which definitely registers an indefinite number of shares of beneficial interest, $.01 par value (the "Shares").

             I am familiar with the proceedings taken by the Trust in connection with the authorization, issuance and sale of the Shares. In addsition, I have examined the Trust's Declaration of Trust, its By-Laws and such other documents that have been deemed relevant to the matters referred to in this opinion.

             Based upon the foregoing, I am of the opinion that the Shares registered by the Amendment are legally issued, fully paid and non-assessable shares of beneficial interest of the Trust.

             I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment of the Trust, and to the filing of this opinion under the securities laws of any state.

                                   Very truly yours,

                                   SunAmerica Asset Management Corp.



                                 By:   /s/ Robert M. Zakem
                                     --------------------------------
                                       Robert M. Zakem
                                       Senior Vice President and
                                       General Counsel